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                                                                    EXHIBIT 2(b)

                             SECURED PROMISSORY NOTE


$1,850,000                                                     February 12, 1999


         FOR VALUE RECEIVED, UNITED RADIOLOGY ASSOCIATES, INC., a Texas corporation (herein called the "Maker"), for value received, hereby promises to pay to the order of US DIAGNOSTIC INC., a Delaware corporation (herein called "USD") on February 12, 2001, the principal sum of One Million, Eight Hundred and Fifty Thousand Dollars ($1,850,000), together with interest upon the principal hereof at six percent (6%) (the "Applicable Rate"). Interest on this Note shall accrue on the outstanding principal amount from the date of issuance until the date of repayment of the principal and payment of accrued interest in full. Interest shall be payable semi-annually on the last day of August and February, commencing on August 31, 1999. Interest shall be calculated on the basis of a 365 day year. Payments hereunder shall be made at such place as the holder hereof shall designate to the undersigned, in writing, in lawful money of the United States of America. Any payment which becomes due on a Sunday or legal holiday shall be payable on the next business day.

         Notwithstanding the foregoing, any overdue principal of and overdue interest on this Note shall bear interest, payable on demand in immediately available funds, for each day from the date payment thereof was due to the date of actual payment, at a rate equal to the higher of (i) a rate equal to the Applicable Rate plus two percent (2%) per annum, or (ii) the highest rate permitted by Florida law (the "Default Rate").

         This Promissory Note is issued pursuant to the Stock Purchase Agreement, dated as of February 11, 1999 (the "Purchase Agreement"), among USD, Maker, and U.S. Imaging, Inc., a Texas corporation, and is subject to all of the terms and conditions contained therein. Payment of any and all amounts due and owing under this Promissory Note is guaranteed by Dr. L.E. Richey, M.D., pursuant to the guaranty attached as EXHIBIT 1 hereto.

         This Promissory Note shall, (i) upon declaration by USD or (ii) automatically upon acceleration pursuant to clause (c) below, become immediately due and payable on the occurrence of any of the following specified events of default:

         (a) If the Maker shall default in the due and punctual payment of the principal amount of this Promissory Note when and as the same shall become due and payable, whether at maturity or by acceleration; or



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         (b) If the Maker shall default in the due and punctual payment of interest on this Promissory Note when the same shall become due and payable and such default shall continue uncured for a period of ten (10) days; or

         (c) If the Maker shall commence a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking of possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall take any corporate action to authorize any of the foregoing, or the Maker is unable, or admits in writing that it is unable, to pay its debts as they mature or an involuntary case or other proceeding shall be commenced against the Maker seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of 60 consecutive days; or

         (d) If the Maker shall default in the observance or performance of any other covenant or agreement contained in this Promissory Note, or any covenant or agreement contained in the Purchase Agreement, which default continues for a period of fifteen (15) days after the Maker receives written notice thereof from USD; or

         (e) If there is a change in control of the Maker (i.e. if the stockholders of the Maker as of the date of this Promissory Note shall sell or transfer 50% or more of the voting stock in the Maker, or if the Maker shall merge into another entity whereby such stockholders become stockholders of the combined company and own less than 50% of the voting stock of the combined company, or if the Maker shall sell or transfer 50% or more of its assets), unless simultaneously with the consummation of such change in control, the acquiring entity shall guaranty all obligations under this Promissory Note, or, if there is a sale of assets or merger, the acquiring entity issues a replacement promissory note in like tenor, amount, and terms and, if the acquiring entity is a subsidiary of another entity, the ultimate parent entity guarantees the replacement promissory note. Maker shall give USD written notice ten (10) days prior to a change of control as described above. A transfer of the voting stock of Maker to (i) persons related by blood to the stockholders of Maker as of the date hereof (Todd Richey and Lisa Brockett) or (ii) an entity affiliated with such stockholders solely for estate planning purposes, shall not be deemed to be a change of control hereunder; provided, however, that such transferee simultaneously with the transfer, guarantees all obligations under this Promissory Note (which guaranty shall be in addition to the Guaranty of this Note by Dr. L.E. Richey, M.D. of even date herewith).



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         Declaration of this Promissory Note being immediately due and payable by USD may only be made by written notice to the Maker declaring the unpaid balance of the principal amount of this Promissory Note and accrued interest thereon to be due. Such declaration shall be deemed given automatically upon the occurrence of any event specified in clause (c) above. In the event of a default, all costs of collection, including reasonable attorneys' fees, shall be paid by the Maker.

         This Promissory Note may be prepaid by the Maker in whole at any time or in part from time to time without premium or penalty.

         This Promissory Note is secured by a security interest in all of the assets of Maker and its direct and indirect wholly-owned subsidiaries listed on SCHEDULE A to, and pursuant to the terms of, that Security Agreement dated of even date herewith by and between Maker and USD (a copy of which is attached to this Promissory Note as EXHIBIT 2) .

         The Maker for itself and its successors and assigns hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance or endorsement of this Promissory Note, and agrees that this Promissory Note shall be deemed to have been made under, and shall be interpreted and governed by reference to, the laws of the State of Texas, without regard to conflict of law principles thereunder, except for purposes of usury which shall be governed by Florida law.

         No provision of this Promissory Note may be waived, altered or amended, except by written agreement between the Maker and USD. Any waiver by USD of a breach of any provision of this Promissory Note shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof. No failure to exercise and no delay in exercising, on the part of USD, any right, power or privilege under this Promissory Note shall operate as a waiver thereof nor shall any partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other power, right, or privilege.

         It is not the intention of USD nor the Maker to obligate the Maker to pay interest in excess of that legally permitted to be paid by Maker under applicable law and should it be determined that Maker is required to pay usurious interest under the Note, the obligations of the Maker shall be limited to paying the maximum rate permitted under said applicable law. This provision shall not limit in any respect, other than the payment of such interest as may be usurious, the obligation of the Maker to pay the principal amount due plus other substitute amounts due under the terms of this Promissory Note.

         In the event this Promissory Note is placed in the hands of an attorney for enforcement or if any action or proceeding is commenced to enforce any rights under this Promissory Note, USD shall be entitled to its reasonable attorney's fees incurred.




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         IN WITNESS WHEREOF, the Maker has caused this Promissory Note to be signed in its corporate name by its President as of the date hereinabove set forth.


UNITED RADIOLOGY ASSOCIATES, INC.



BY: /s/ Todd Richey
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    Todd Richey, President




















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